EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2006, with respect to the consolidated financial statements of Watsco, Inc. and subsidiaries, Watsco Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Watsco, Inc. and subsidiaries, included in the 2005 Annual Report to Shareholders of Watsco, Inc. and subsidiaries. We hereby consent to the incorporation by reference in this Annual Report (Form 10-K) of Watsco, Inc. and subsidiaries of the aforementioned reports.

We hereby consent to the incorporation by reference of the aforementioned reports in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 33-7758, No.33-37982, No. 333-00371, No. 333-01441 and No. 333-19803) of Watsco, Inc. and subsidiaries,

(2)	Registration Statement (Form S-8 No. 333-10363, No. 333-80341, No. 333-39380 and No. 333-126824) pertaining to the Watsco, Inc. Second Amended and Restated 1996 Qualified Employee Stock Purchase Plan,

(3)	Registration Statement (Form S-8 No. 333-82011, No. 33-51934 and No. 33-72798) pertaining to the Watsco, Inc. Amended and Restated 1991 Stock Option Plan, and

(4)	Registration Statement (Form S-8 No. 333-86006) pertaining to the 2001 Incentive Compensation Plan;

/s/ GRANT THORNTON LLP

Miami, Florida

March 15, 2006